                   ADDENDUM TO CHANGE IN CONTROL AGREEMENT

The Letter Agreement (the "Agreement") entered into on the 1st day of March, 1992 by Northeast Federal Corp, Northeast Savings, F.A. ("Northeast") and Kirk
W. Walters, a copy of which is attached hereto, concerning termination of employment in the event of a change in control of Northeast is hereby modified, altered and changed in accordance with the terms of Resolutions 93-56 and 93-24 passed by the respective Board of Directors of Northeast Savings, F.A. and Northeast Federal Corp. in the following manner:

Paragraph 1 of the Agreement titled, "Term of Agreement" is hereby amended by striking the date of "December 31, 1994" and inserting the date of "July 1, 1995" in substitution thereof.

Paragraph 4 of the Agreement titled, "Compensation Upon Termination or During Disability" is hereby modified by striking the amount of "$225,000" in subsection (ii) and inserting the amount of "$250,000" in substitution thereof and by adding a new subsection (viii) which states as follows: "Any payments made to you pursuant to the terms of this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 USC Section 1828(k) and any regulation promulgated thereunder."

IN WITNESS WHEREOF, the parties executed this amended Letter Agreement on this 9th day of July, 1993.

                                             NORTHEAST SAVINGS, F.A.

                                        By:  /s/ George P. Rutland
                                             --------------------------------
                                             NORTHEAST FEDERAL CORP.


                                        By:  /s/ George P. Rutland
                                             --------------------------------


                                             /s/ Kirk W. Walters
                                             --------------------------------
                                                 Kirk W. Walters

[LOGO OF NORTHEAST SAVINGS APPEARS HERE]


                                 January 1, 1994



Mr. Kirk W. Walters
56 Henley Way
Avon, CT  06001

Dear Mr. Walters:

     This letter agreement (the "Agreement") is an amendment and restatement of that certain Change in Control Agreement entered into between Northeast and you dated as of March 1, 1992, as amended by Addendum dated as of July 9, 1993 (the "Change in Control Agreement"). The purpose of this Agreement is to extend the term of the Change in Control Agreement and to modify the provisions thereof to the extent necessary to embody the present intention of the parties with regard to the subject matter stated herein.

     The Boards of Directors (collectively, the "Board") of Northeast Federal Corp. and Northeast Savings, F.A. (collectively, "Northeast") continue to consider it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. In this connection, the Board of Northeast recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of Northeast and its stockholders.

     The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of Northeast's management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of Northeast, although no such change is now contemplated.

     In order to induce you to remain in the employ of Northeast in the position set forth in a certain Employment Agreement between Northeast and you of even date herewith, and in consideration of your agreement set forth in Section 2(ii) hereof, Northeast agrees that you shall receive the severance benefits set forth in this Agreement in the event your employment with Northeast is terminated subsequent to a "change in control of Northeast" (as defined in Section 2 hereof) under the circumstances described below.

     To the extent that any provision of this Agreement shall conflict with any law governing Northeast or any rule or regulation duly promulgated pursuant to law by any governmental regulatory agency having jurisdiction over Northeast, specifically including, but not limited to, 12 C.F.R. Section 563.39, as amended from time to time, such law or regulation shall govern this Agreement and such conflicting provision of this Agreement shall be null and void and shall not be enforceable by either party. The provisions of 12 C.F.R. Section 563.39 are incorporated by reference and made a part hereof.

     1.  Term of Agreement.  This amended and restated Agreement shall continue
         -----------------
in effect through December 31, 1997.

Mr. Kirk W. Walters
January 1, 1994
Page 2


     2.   Change in Control.  (i)  No benefits shall be payable hereunder unless
          -----------------
there shall have been a change in control of Northeast, as set forth below, and your employment by Northeast shall thereafter have been terminated in accordance with Section 3 below. For purposes of this Agreement, a "change in control of Northeast" shall mean a change in control of a nature that would be required to be reported in response to Item 1 of Form 8-K promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"); provided that, without limitation, such a change in control shall be deemed to have occurred if (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Northeast representing 25% or more of the combined voting power of Northeast's then outstanding securities; (B) during any period of twelve consecutive months, individuals who at the beginning of such period constitute the Board cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by Northeast's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (C) the business of Northeast for which your services are principally performed is disposed of by Northeast pursuant to a partial or complete liquidation of Northeast, a sale of assets (including stock of a subsidiary) of Northeast, or otherwise; (D) any "person" is or becomes the "beneficial owner," directly or indirectly, of securities of Northeast representing 19.9% or more of the combined voting power of Northeast's then outstanding securities and one or more designees of such "person" is then a member of or is thereafter elected to the Board of Northeast; (E) any "person" is or becomes the "beneficial owner," directly or indirectly, of securities of Northeast representing 10% or more of the combined voting power of Northeast's then outstanding securities and two or more designees of such "person" are then members of or are thereafter elected to the Board of Northeast; or (F) Northeast makes a public announcement of or enters into a definitive agreement to (i) merge with another entity or (ii) to sell all of its assets to another entity.

     (ii) For purposes of this Agreement, a "potential change in control of Northeast" shall be deemed to have occurred if (A) Northeast enters into an agreement, the consummation of which would result in the occurrence of a change in control of Northeast; (B) any person (including Northeast) publicly announces an intention to take or to consider taking actions which if consummated would constitute a change in control of Northeast; (C) any person becomes the beneficial owner, directly or indirectly, of securities of Northeast representing 9.5% or more of the combined voting power of Northeast's then outstanding securities; or (D) the Board adopts a resolution to the effect that a potential change in control of Northeast for purposes of this Agreement has occurred. You agree that, subject to the terms and conditions of this Agreement, in the event of a potential change in control of Northeast, you will remain in the employ of Northeast for a period of six (6) months from the occurrence of any such potential change in control of Northeast.

     3.   Termination Following Change in Control.  If any of the events
          ---------------------------------------
described in Section 2 hereof constituting a change in control of Northeast shall have occurred, you shall be entitled to the benefits provided in Section 4 hereof upon the subsequent termination of your employment during the term of this Agreement, unless such termination is (A) because of your death or Retirement, (B) by Northeast for Cause or Disability or (C) by you other than for Good Reason.

     (i)  Disability; Retirement.  For purposes of this Agreement, Disability
          ----------------------
shall occur if, as a result of your incapacity due to physical or mental illness, you shall have been absent from your duties with Northeast on a full-time basis for six (6) consecutive months and a finding is made by the Board that you are unable to perform the essential functions or material duties of your position with Northeast, with or without reasonable accommodation. Termination for Disability shall occur if, within thirty (30) days after written notice of such finding and of Northeast's decision to terminate your employment (the "Notice of Termination," as defined in Section 3(iv) below) is given you shall not have returned to the full-time

Mr. Kirk W. Walters
January 1, 1994
Page 3


performance of your duties. Termination of your employment by Northeast or you based on "Retirement" shall mean termination in accordance with Northeast's retirement policy, including early retirement, generally applicable to its salaried employees or in accordance with any retirement arrangement established with your consent with respect to you.

     (ii)  Cause.  Termination by Northeast of your employment for "Cause" shall
           -----
mean termination upon (A) your willful and continued failure to substantially perform your duties with Northeast (other than such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure resulting from your termination for Good Reason), after a demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which the Board believes that you have not substantially performed your duties; (B) your engaging willfully in conduct which is demonstrably and materially injurious to Northeast, monetarily or otherwise; (C) your personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order of the Office of Thrift Supervision or the Federal Deposit Insurance Corporation; or (D) your material breach of any provision of this Agreement. For purposes of this Subsection, no act, or failure to act, on your part shall be considered "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of Northeast. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to you and an opportunity for you, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board you engaged in conduct set forth above in clauses (A), (B), (C) or (D) of the first sentence of this Subsection and specifying the particulars thereof in detail.

     (iii) Good Reason.  You shall be entitled to terminate your employment
           -----------
for Good Reason. For purposes of this Agreement, "Good Reason" shall, without your express written consent, mean:

     (A) the assignment to you of any duties inconsistent with your position with Northeast as set forth in your Employment Agreement with Northeast of even date herewith, or a substantial alteration in the nature or status of your responsibilities from those in effect immediately prior to a change in control of Northeast other than any such alteration primarily attributable to the fact that Northeast may no longer be a public company;

     (B) a reduction by Northeast in your annual base salary as set forth in your Employment Agreement with Northeast of even date herewith, except for across-the-board salary reductions similarly affecting all executives of Northeast and all executives of any person in control of Northeast;

     (C) the relocation of your principal employment location at the time of a change in control to a location greater than thirty (30) miles from such principal employment location;

     (D) the failure by Northeast to continue in effect, or to continue your participation in, any stock option plan in which you participate at the time of a change in control of Northeast, as such plans are more particularly described in the attached Exhibit A, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to you under such plan in connection with the change in control of Northeast;

     (E) the failure by Northeast to continue to provide you with benefits substantially similar to those enjoyed by you under any of Northeast's pension, life insurance, medical, health and accident, or

Mr. Kirk W. Walters
January 1, 1994
Page 4


disability plans in which you participate at the time of a change in control of Northeast, as such benefits are listed in the attached Exhibit A, the taking of any action by Northeast which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed by you at the time of the change in control of Northeast, or the failure by Northeast to provide you with the four (4) weeks of paid vacation to which you are entitled;

     (F) the failure of Northeast to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in
Section 6 hereof; or

     (G) any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection
(iv) below (and, if applicable, Subsection (ii) above). For purposes of this Agreement, no such purported termination shall be effective.

     Your right to terminate your employment pursuant to this Subsection shall not be affected by your incapacity due to physical or mental illness.

     (iv)  Notice of Termination.  Any purported termination by Northeast or by
           ---------------------
you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 7 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

     (v)  Date of Termination, Etc.  "Date of Termination" shall mean (A) if
          -------------------------
your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty (30) day period), and (B) if your employment is terminated pursuant to Subsection (ii) or
(iii) above or for any other reason, the date specified in the Notice of Termination (which, in the case of a termination pursuant to Subsection (ii) above shall not be less than thirty (30) days, and in the case of a termination pursuant to Subsection (iii) above shall not be more than sixty (60) days from the date such Notice of Termination is given). If within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, and if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence, Northeast will continue to pay your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and will continue you as a participant in all compensation, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected). The pendency of a dispute shall not extend the Date of Termination hereunder as the same has been specified above. Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.



     4.  Compensation Upon Termination or During Disability.  The benefits
         --------------------------------------------------
provided under circumstances described in Sections 2 and 3 hereof shall be as follows:

     (i) During any period that you fail to perform your duties hereunder as a result of incapacity due to physical or mental illness, you shall continue to receive your full base salary at the rate specified in your

Mr. Kirk W. Walters
January 1, 1994
Page 5


Employment Agreement with Northeast of even date herewith and all compensation, including annual incentive pay, if any, paid during the period until this Agreement is terminated pursuant to Section 3(i) hereof. Thereafter, your benefits shall be determined in accordance with Northeast's insurance and retirement programs then in effect.

     (ii) If your employment shall be terminated for Cause, Northeast shall pay you your full base salary through the Date of Termination, or, if applicable, through any period during which a dispute exists concerning termination as provided in Section 3(v) above, at the rate in effect at the time Notice of Termination is given, and Northeast shall have no further obligations to you under this Agreement. Base salary is presently defined as $350,000.

     (iii) If your employment by Northeast shall be terminated (a) by Northeast other than for Cause, Retirement or Disability or (b) by you for Good Reason, then you shall be entitled to the benefits provided below:

          (A) Northeast shall pay you your full base salary through the Date of Termination, or, if applicable, through any period during which a dispute exists concerning termination as provided in Section 3(v) above, at the rate in effect at the time Notice of Termination is given, and any incentives earned prior to the Date of Termination but as yet not paid.

          (B) In lieu of any further salary payments to you for periods subsequent to the period described in (A) above, Northeast shall pay to you, not later than the fifth (5th) day following the Date of Termination, or, if applicable, the date of the final resolution of any dispute concerning termination as provided in Section 3(v) above, a lump sum severance payment in accordance with the schedule set forth below:

          If the Date of Termination occurs      2.99 times base salary
          within one year following change in    at the Date of Termination
          control

          If the Date of Termination occurs      2 times base salary
          more than one but within two           at the Date of Termination
          years following change in control

          If the Date of Termination occurs      base salary
          more than two years following change   at the Date of Termination
          in control

          (C) If you receive a severance payment pursuant to Section 4(iii)(B) above, then for purposes of determining the average of your highest three
     (3) years of compensation during employment pursuant to Section 4.2 of the Northeast Savings, F.A. Supplemental Executive Retirement Plan dated as of February 1, 1991, as amended from time to time, you shall be deemed to have received base salary at the rate in effect on the Date of Termination for the following additional period following your Date of Termination:

          If the Date of Termination occurs      36 months
          within one year following change in
          control

Mr. Kirk W. Walters
January 1, 1994
Page 6


          If the Date of Termination occurs      24 months
          more than one but within two
          years following change in control

          If the Date of Termination occurs      12 months
          more than two years following change
          in control

          (D) In addition to (A), (B) and (C) above, (i) you shall be entitled to receive outplacement services with a firm of your choosing at the expense of Northeast, and (ii) should you become entitled to a severance payment under this Agreement or to any other payments or benefits received or to be received by you under any other plan, arrangement or agreement (the "Total Payments") and should any part or all of the Total Payments be deemed contingent on a change in ownership or control of Northeast, as determined under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), you shall be entitled to be paid by Northeast an additional amount such that the net amount retained by you, after deduction of any federal excise tax imposed pursuant to Section 4999 of the Code (the "Excise Tax") on the Total Payments and any federal or state income tax and Excise Tax upon the payment provided for by this Section 4(iii)(D)(ii) shall be equal to the Total Payments. The parties agree that the applicability of said Section 280G hereunder and any calculations to be made pursuant to this Section 4(iii)(D)(ii) shall be made by an independent tax advisor chosen by Northeast, which may include Northeast's independent accountants or benefits consultants, and shall be at Northeast's expense. The parties further agree that they shall reasonably cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the severance payments payable hereunder.

     (iv) For a period of the greater of one (1) year or the remaining term of the Agreement as specified in Section 1 above after any termination hereunder other than termination by Northeast for Cause, Northeast shall arrange to provide you with (1) life, disability, accident, medical and dental insurance benefits substantially similar to those which you are receiving immediately prior to your receipt of the Notice of Termination as the same are set forth in the attached Exhibit A, and (2) directors' and officers' liability insurance, specifically naming you as an insured, with coverage (including deductibles) at least as favorable as that in effect immediately prior to the change in control of Northeast and comparable prior acts ("tail") coverage for a period of ten
(10) years following your Date of Termination, or such lesser period as you shall agree to in writing.

     (v) You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer.

     (vi) In addition to all other amounts payable to you under this Section 4, you shall be entitled to receive all benefits payable to you under any agreement relating to retirement benefits.

     (vii) Any payments made to you pursuant to the terms of this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k) and any regulation promulgated thereunder.

Mr. Kirk W. Walters
January 1, 1994
Page 7


     5.   Successive Changes in Control.  If during the term of this Agreement,
          -----------------------------
more than one event constituting a change in control shall occur, the latest of the events to occur shall be deemed the change in control for purposes of determining your entitlement to benefits hereunder.

     6.   Successors; Binding Agreement.  (i)  Northeast will require any
          -----------------------------
successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Northeast to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Northeast would be required to perform it if no such succession had taken place. Failure of Northeast to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to terms as you would be entitled hereunder if you terminated your employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Northeast" shall mean Northeast as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     (ii) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or if there is no such designee, to your estate.

     7.   Notice.  For the purposes of this Agreement, notices and all other
          ------
communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to Northeast shall be directed to the attention of the Board with a copy to the Secretary of Northeast, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

     8.   Miscellaneous.  No provision of this Agreement may be modified, waived
          -------------
or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Connecticut.

     9.   Validity.  The invalidity or unenforceability of any provision of this
          --------
Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     10.  Counterparts.  This Agreement may be executed in several counterparts,
          ------------
each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     11.  Arbitration.  Any dispute or controversy arising under or in
          -----------
connection with this Agreement shall be settled exclusively by arbitration in Hartford, Connecticut in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award

Mr. Kirk W. Walters
January 1, 1994
Page 8


in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid following the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. Any arbitrator or arbitrators selected to resolve a dispute or controversy hereunder shall have at least five (5) years of experience as an attorney or benefits consultant specializing in employment or benefits matters.

     12.  Exclusivity.  It is understood that if payments are due and made to
          -----------
the Officer named herein under this Agreement, no payments will be required to be made under the Employment Agreement executed on the same date as this Agreement.

     Kindly sign and return to Northeast the enclosed copy of this letter which will then constitute our agreement on this subject.

                              Sincerely,

                              NORTHEAST SAVINGS, N.A.



                              By /s/ George P. Rutland
                                -------------------------
                               George P. Rutland
                               Chairman of the Board

                              NORTHEAST FEDERAL CORP.



                              By /s/ George P. Rutland
                                -------------------------
                               George P. Rutland
                               Chairman of the Board


ACCEPTED AND AGREED TO
THIS  1st  DAY OF

January, 1994:



/s/ Kirk W. Walters
- ---------------------
Kirk W. Walters

                                   Exhibit A
                                   ---------



Kirk W. Walters


Option Plans
- ------------

1.  1993 Stock Option Plan
2.  1986 Stock Option Plan
3.  1983 Stock Option Plan



Benefits
- --------

1.  Long Term Disability Income Plan
2.  Executive Disability Plan
3.  Group Life, Accidental Death and
        Dismemberment
4.  Executive Life Insurance
5.  Optional Life Insurance
6.  Supplemental Medical Reimbursement Plan
7.  1993 Deferred Compensation Plan
        for Key Executives
8.  Supplemental Executive Retirement Plan
9.  Thrift and Profit Sharing Plan
10. Employee Stock Ownership Plan
11. Cash Balance Retirement Plan
12.     Medical Insurance Plan
13.     Dental Insurance Plan